Exhibit 16.1

(b)(1): Title of securities issued. Series: Amandrea; Ambleside Park 19; Annahilate; Apple Down Under 19; Athenian Beauty 19; Authentic; Awe Hush 19; Big Mel; Cayala 19; Classofsixtythree 19; Consecrate 19; Daddy’s Joy; De Mystique ’17 (Dancing Destroyer); Deep Cover; Exonerated 19; Frosted Oats; Future Stars Stable; Just Louise 19; Keertana 18 (American Heiress); Lane Way; Latte Da 19; Lazy Daisy; Martita Sangrita 17 (Carpe Vinum); Lost Empire 19; Man Among Men; Margaret Reay 19; Midnight Sweety 19; Mo Mischief; Naismith; New York Claiming Package; NY Exacta; Popular Demand; Speightstown Belle 19; Storm Shooter; Sunny 18 (Solar Strike); Tapitry 19; The Filly Four (Moonlight d’Oro, Lady Valentine, Shared Empire, and Joyful Addiction); Thirteen Stripes; Tizamagician; Vertical Threat; Wayne O